Exhibit 8.1

FORM OF TAX OPINION

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November [--], 2008

The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120

Re:           TurboChef Technologies, Inc. Merger

Ladies and Gentlemen:

We have acted as counsel to The Middleby Corporation, a Delaware corporation (“Middleby”), in connection with the contemplated merger (the “Merger”) of TurboChef Technologies, Inc., a Delaware Corporation (“TurboChef”), with and into Chef Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Middleby, with Chef Acquisition Corp. surviving as a wholly-owned subsidiary of Middleby, pursuant to the Agreement and Plan of Merger dated as of August 12, 2008, by and among Middleby, Merger Sub and TurboChef, as amended through the date hereof (as amended, the “Merger Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the registration statement on Form S-4 filed by Middleby with the Securities and Exchange Commission (the “SEC”) on August 9, 2008, as amended on October 30, 2008 and as further amended through the date hereof (the “Registration Statement”), (iii) the representation letters delivered by Middleby, Merger Sub and TurboChef to us for the purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  We have assumed that statements as to factual matters contained in the Merger Agreement and the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time and thereafter, as applicable.

The Middleby Corporation
November [--], 2008

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.  We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Middleby, Merger Sub and TurboChef, including the Representation Letters, and we have assumed that such statements and representations are correct and will continue to be correct through the Effective Time and thereafter, as applicable, in each case without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of Middleby and TurboChef.  Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Middleby, Merger Sub and TurboChef.  Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

The Middleby Corporation
November [--], 2008

Based upon and subject to the foregoing, we are of the opinion that, under current United States federal income tax law (i) the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code and (ii) Middleby, Merger Sub and TurboChef will each be a “party to a reorganization” within the meaning of section 368(b) of the Code.

Except as set forth above, we express no other opinion.  This letter has been prepared for you solely in connection with the Merger.  This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent upon future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  We also consent to the use of our name in the Registration Statement under the headings “SUMMARY – Questions and Answers About the Merger,” “THE MERGER – Material United States Federal Income Tax Consequences of the Merger – Tax Consequences of the Merger” and “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,